Exhibit 10.3

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT BY AMERICAN LEISURE EQUITIES CORPORATION, D/B/A TRAVELEADERS, INC. IN FAVOR OF JPMORGAN CHASE BANK, N.A., AS AGENT FOR THE BANKS AS SUCH TERM IS DEFINED FROM TIME TO TIME IN THAT CERTAIN CREDIT AGREEMENT DATED AS OF JANUARY 28, 2008 BY AND BETWEEN, AMONG OTHER PARTIES, TL ACQUISITION GROUP LLC, THE AGENT AND THE BANKS.

GUARANTEED PROMISSORY NOTE

$8,000,000, as may be adjusted as set forth below March 21, 2008

FOR VALUE RECEIVED, TL ACQUISITION GROUP LLC, a Delaware limited liability company (the “Maker”), promises to pay to the order of AMERICAN LEISURE EQUITIES CORPORATION d/b/a TRAVELEADERS, INC., a Florida corporation (the “Holder”), at the Holder’s address at 2460 Sand Lake Road, Orlando, Florida  32809, or such other place as the Holder may designate, in lawful money of the United States of America, the principal sum of Eight Million Dollars ($8,000,000), or such lesser amount as may be determined as provided in Section 2(a) below, plus interest as calculated below, due and payable upon, and subject to, the terms and conditions contained in this guaranteed promissory note (this “Note”).  This Note is made in connection with that certain Asset Purchase Agreement (the “Purchase Agreement”), dated the date hereof, by and among Maker, Holder and American Leisure Holdings, Inc., a Nevada corporation.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

1. Interest Rate.  Beginning on the First Payment Date, interest shall accrue on the outstanding principal balance at a rate equal to seven percent (7%) per annum, simple interest, which interest shall accrue daily, calculated on the basis of a 360-day year.  Notwithstanding the foregoing, upon an Event of Default (as defined below), this Note shall bear interest on and after the date of such Event of Default pursuant to Section 6 below.

2. Payment Terms.

(a)           The aggregate amount due under this Note shall be Eight Million Dollars ($8,000,000) plus or minus the EBITDA Price Adjustment determined as provided in the Purchase Agreement.

(b)           Subject to the other terms of this Note, this Note shall be paid as follows:  (i) on the First Payment Date, a principal payment shall be due and payable in an amount equal to (x) the lesser of Two Million Dollars ($2,000,000) or the amount due under this Note as determined pursuant to Section 2(a) minus (y) the amount, not to exceed $2,000,000, of any Purchase Price reduction (if any) made pursuant to Section 2.2(a) of the Purchase Agreement; (ii) on each of the dates which are three months, six months, nine months and twelve months after the First Payment Date, an amount equal to all accrued and unpaid interest on the remaining principal balance of this Note, if any, shall be due and payable; (iii) on the Second Payment Date, an amount equal to the lesser of (x) Four Million Dollars ($4,000,000), minus the sum of all prior principal payments made on this Note and (y) the amount remaining unpaid under this Note shall be due and payable; (iv) on each of the dates which are three months, six months, nine months and twelve months after the Second Payment Date, an amount equal to all accrued and unpaid interest on the remaining principal balance of this Note, if any, shall be due and payable; and (v) on the date which is the first anniversary of the Second Payment Date, all remaining principal amounts due under this Note, if any, plus all accrued and unpaid interest under this Note, if any, shall be due and payable.  Payments shall be made by wire transfer of immediately available funds to the account of the Holder or by certified or official bank check payable to the Holder delivered to the Holder at the address of the Holder set forth above or such other business address as shall be designated in writing by the Holder.

(c)           Maker and Holder may agree that payments of principal or interest under this Note may be made in such non-cash consideration (including equity interests) as Maker and Holder may so agree.

3. Application of Payments.  Each payment (including prepayments) received by the Holder shall be applied first to accrued interest, and then to principal.  Any valid set-off properly made by the Maker pursuant to Section 10.9 of the Purchase Agreement shall be applied to reduce the outstanding principal amount of the this Note as of the effective date of the set-off, with such reduction being applied to the principal payments due hereunder in the order in which they become due.

4. Prepayments.  The Maker may prepay the outstanding principal amount of this Note, in whole or in part, at any time without penalty.

5. Events of Default.  The occurrence of any one or more of the following shall constitute an “Event of Default”:

a) The Maker’s failure to pay to the Holder any amount when and as due under this Note or the Purchase Agreement, if such failure continues for a period of at least two (2) days;

b) The Maker:  1) applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property; 2) files a voluntary petition in bankruptcy; 3) files an answer seeking reorganization or an arrangement with creditors; 4) otherwise seeks to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, liquidation or other similar laws or statutes; 5) files any answer admitting the material allegations of a petition filed against it in any proceeding under any such laws identified in subsection (iv) above; or 6) makes a general assignment for the benefit of its creditors;

c) There shall be filed against the Maker an involuntary petition seeking reorganization of the Maker or the appointment of a receiver, trustee, custodian or liquidator of the Maker or a substantial part of its assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law or any jurisdiction, whether now or hereafter in effect (any of the foregoing petitions being hereinafter referred to as an “Involuntary Petition”) and such Involuntary Petition shall not have been dismissed within ninety (90) days after it was filed;

d) There is a Change of Control of the Maker.  For purposes of this Note, the term “Change of Control” means any of the following events, unless the transaction is a non-taxable mere change in corporate form of Maker: 1) all or substantially all of the Maker’s assets are sold or otherwise transferred; 2) a majority of voting control, whether or not a single person holds such voting control, of the Maker is transferred or otherwise sold to any person; or 3) the Maker is merged with another entity or entities and the persons holding a majority of voting control of the Maker before the transaction no longer hold such voting control of the surviving entity, regardless of whether the form of control by the third party is by contract, stock interest, or the existence of rights convertible into stock or other securities that would effectively control the Maker if exercised; provided that so long as Maker continues to own substantially all of the assets constituting the Business, no Event of Default shall occur pursuant to this paragraph;

e) The Guarantor is in material breach of the Guaranty; or

f) There is a material breach by Maker of any provision of the Purchase Agreement relating to the EBITDA Price Adjustment that is not cured within five (5) days of the notice of breach to Maker.

6. Default Interest. Following Holder’s declaration of an Event of Default by notice delivered to Maker (provided that no notice or declaration are required in the case of an Event of Default described in Sections 5(a), (b), (c), or (d)), and unless and until cured, the rate of interest accruing on the unpaid principal balance following such Event of Default shall be ten percent (10%), independent of whether the Holder elects to accelerate payment as a result of such default.

7. Remedies Upon Event of Default.  Upon an Event of Default and at any time thereafter during the continuance of such Event of Default (unless all Events of Default have been timely cured by the Maker or waived by the Holder), the Holder may, solely at its discretion, without presentment, notice, demand, protest or action of any kind, all of which are hereby waived, declare the entire amount of the unpaid principal of and accrued and unpaid interest on this Note immediately due and payable.  No failure or delay on the part of the Holder in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude other or further exercise thereof or the exercise of any other right or remedy.  In case any one or more Event of Default shall occur and be continuing and acceleration of this Note shall have occurred, the Holder may, inter alia, proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in this Note, or for an injunction against a violation of any of the terms hereof or thereof or in and of the exercise of any power granted hereby or thereby or by law.  No right conferred upon the Holder hereby shall be exclusive of any other right referred to herein or hereafter available at law, in equity, by statute or otherwise.

IN ADDITION TO ANY OTHER REMEDY PROVIDED HEREIN, UPON THE EVENT OF A DEFAULT, MAKER DOES HEREBY AUTHORIZE ANY CLERK OF ANY COURT OF RECORD OR ANY ATTORNEY TO ENTER IN ANY COURT OF COMPETENT JURISDICTION IN COOK COUNTY, ILLINOIS OR ANY OTHER STATE OR TERRITORY OF THE UNITED STATES JUDGMENT BY CONFESSION AGAINST MAKER AND IN FAVOR OF THE HOLDER OF THIS NOTE FOR THE ENTIRE AMOUNT OF PRINCIPAL DUE HEREUNDER WITH INTEREST THEREON AT TEN PERCENT (10%) PER ANNUM, ACCRUING FROM DATE OF THE EVENT OF DEFAULT, TOGETHER WITH REASONABLE ATTORNEY’S FEES AND COURT COSTS, WITHOUT STAY OF EXECUTION OR RIGHT OF APPEAL EXPRESSLY WAIVING THE BENEFIT OF ALL EXEMPTION LAWS AND ALL IRREGULARITY OR ERROR IN ENTERING ALL JUDGMENT OR THE EXECUTION THEREON. NO SINGLE EXERCISE OF THE FOREGOING POWER TO CONFESS JUDGMENT SHALL BE DEEMED TO EXHAUST THE POWER, WHETHER OR NOT ANY SUCH EXERCISE SHALL BE HELD BY ANY COURT TO BE INVALID, VOIDABLE OR VOID, BUT THE POWER SHALL CONTINUE UNDIMINISHED AND IT MAY BE EXERCISED FROM TIME TO TIME AS OFTEN AS THE HOLDER OF THIS NOTE SHALL ELECT UNTIL SUCH TIME AS THE HOLDER OF THIS NOTE SHALL HAVE RECEIVED PAYMENT IN FULL OF ALL INDEBTEDNESS OF MAKER TO THE HOLDER OF THIS NOTE.

8. Waiver by the Maker.  Maker waives presentment, protest, notice of protest, demand, notice of demand, notice of dishonor and any and all delays, forbearance or lack of diligence in connection with the delivery, acceptance, performance or enforcement of the payment of this Note.

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10. Transfer; Assignment.  This Note may not be transferred or assigned by Holder without the prior written consent of Maker, which consent shall not be unreasonably withheld.  If this Note is to be transferred, the Holder shall surrender this Note to the Maker, whereupon the Maker will issue and deliver upon the order of the Holder a new Note, registered as the Holder may request, representing the outstanding principal being transferred by the Holder and, if less then the entire outstanding principal is being transferred, a new Note to the Holder representing the outstanding principal not being transferred.

11. Replacement.  Upon receipt by the Maker of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Note and (in the case of loss, theft or destruction) of an indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, the Maker will deliver a new Note of like tenor in lieu of this Note.  Any Note delivered in accordance with the provisions of this section shall be dated as of the date of this Note.

12. Costs of Collection.  If this Note is not paid when due or is referred to an attorney for collection (whether or not litigation has commenced), or if any legal advice, services or action shall be necessary to collect any amounts due hereunder, or if any legal advice, services or action shall be necessary to defend, enforce or protect any of the rights of Holder hereunder including, but not limited to, legal advice, services or action with respect to the bankruptcy or insolvency of Maker, Maker agrees to pay all reasonable attorneys’ fees, costs and expenses incurred by Holder in connection with the foregoing.

13. Guaranty.  As security for the performance of this Note, Guarantor is executing that certain Guaranty Agreement, therein guaranteeing the full, complete and punctual performance of the Maker of its obligations hereunder.

14. Extension.  Should any payment become due and payable on other than a Business Day, such date of payment shall be extended to the next succeeding Business Day.  For the purposes of this Note, a Business Day shall be any day that is not a Saturday, Sunday or legal holiday in the State of Florida.

15. Choice of Law and Consent to Venue and Jurisdiction. This Note shall be governed, construed and enforced in accordance with the laws of the State of Florida.  The Maker and Holder each consent to the sole and exclusive jurisdiction and venue of the Florida and Federal courts located in Chicago, Illinois, exclusive of Florida’s or Illinois’ choice of law provisions, in respect of the enforcement, construction and litigation arising out of or under this Note.  The parties agree not to contest or otherwise challenge any judgment entered in the State of Illinois in any other state where enforcement is sought.

16. Waiver of Jury Trial.  MAKER AND HOLDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NONCONVERTIBLE NOTE AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR MAKER AND HOLDER ENTERING INTO THIS AGREEMENT.

17. Invalidity of Any Part.  If any provisions or part of any provision of this Note shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions or the remaining part of any effective provisions of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.

18. Binding nature.  This Note is binding on the parties and their successors and assigns.  For the avoidance of doubt, any place in this agreement where the word “Holder” appears it shall include any person who shall be a holder of this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the Maker has executed this Note as of the date first above written.

                                TL ACQUISITION GROUP LLC

                                By:  /s/ Nicholas C. Bluhm, Sr.
                                Name:  Nicholas C. Bluhm, Sr.
                                Title:  Secretary and Treasurer